Exhibit 2.7

Purchase Agreement (“Agreement”)

Entered into and signed on 13th day of September 2006

By and Between

On Track Innovations Ltd., a company duly authorized and validly exists under the laws of the State of Israel, having its principle place of business at
ZHR Industrial Zone, Rosh Pina, Israel
("Buyer")

And;

Beijing Feng Di Rui Science & Technology Ltd., a company duly authorized and validly exists under the laws P.R. China, having its principle place of business at Room 1451,
New Century Hotel Office Tower , No.6 Southern Road, Capital Gym, HaiDian, Beijing,
P.R. China
("Seller")

Whereas	Buyer has developed a suite of products and solutions suitable for different smart card based projects including, but not limited to, contactless smart cards and readers ; and

Whereas	Seller has developed a smart card operating system, compliant to certain version of the smart card financial standard of the PRC ("OS"); and

Whereas	Buyer wishes to purchase from the Seller the OS as contemplated by this Agreement; and

Whereas	The parties wish to formalize their relationship with respect to the purchase of the OS, all in accordance with the terms and conditions set bellow;

Now therefore the parties have agreed and signed the followings terms and conditions;

1.	Definitions;

1.1.	In this Agreement, the following terms shall have the following meanings;

1.1.1.	"Intellectual Property"	shall mean all technology and intellectual property rights of OTI, including without limitations, patents, trademarks and applications therefore, trade names, trade secrets and copyrights.
1.1.2.	"FRI"	shall mean the First Research Institute of the Ministry of Public Security of the PRC.
1.1.3.	"Effective Date"	shall mean the date on which this Agreement has been executed and duly approved by the Board of Directors of the Buyer.

1.1.4.	"PBOC V.1 Standard"	shall mean version one of the PRC smart card standard for financial applications issued by the People's Bank of China.
1.1.5.	"Third Party"	shall mean a person, firm, agent, corporation, government authority and/or any other legal entity.
1.1.6.	"Liens"	shall mean any lien (including any tax lien), mortgage, security interest, obligations, restrictions, defect in title, rights of Third Parties (including governmental or other agencies or authorities) or other encumbrance.

1.1.7.	"OTI Shares"	shall mean, certain restricted shares of the Buyer which are not yet registered for trading, together with all existing and future rights attached thereto, all which the Buyer is entitled to issue to third parties under and subject to applicable regulations of the Securities Act (as defined hereinafter).

2.	Parties intentions;

2.1.	As of the Effective Date, Buyer hereby buys and Seller hereby sells the OS, clean and free from any Liens, all in accordance with the terms and conditions set forth in this Agreement.

2.2.	The Parties shall cooperate with each other based on trust and diligence and shall assist one another to achieve the goals and targets stipulated in this Agreement.

3.	The Seller OS;

3.1.	The Seller hereby attaches as Annex A the description of the OS and its user manual.

3.2.	It is declared by the Seller that;

3.2.1.	Seller is the sole owner of all the Intellectual Property relating to OS.

3.2.2.	At the date hereof, the OS is fully compliant to the PBOC V.1.0 Standard and Seller shall achieved to obtain, a certification from the People’s Bank of China certifying the OS to be compliant with the PBOC V.1.0 Standard or above (hereinafter “Certification”). .

3.2.3.

3.2.4.	The OS is implemented in “assembly language programming language; and

3.2.5.	The OS has been implemented successfully on the Samsung electronics’ S3C89K8 and S3C89V8 and S3C89V5 integrated circuits.

4.	Transfer of OS material and Title Transfer;

4.1.	Seller hereby undertakes to transfer to the Buyer with the execution of this Agreement, any and all rights (worldwide), title and interest in and to the OS, and all materials and copies of materials developed, generated or produced during the term of this Agreement.

4.2.	Seller hereby undertakes to transfer to the Buyer within a period of twenty one (21) from the Effective Date any and all softcopies of the source code of the OS in “assembly language” programming language, including any customization and documentation work that has been done for the masking of the OS and any and all softcopies and hardcopies of any other information it posses with relation to the OS (hereinafter “OS Transfer Date”).

4.3.	Without derogating from the obligation of the Buyer to transfer to the Seller the full Consideration as stipulated in this Agreement, the title, interests and ownership of the OS shall be transferred and be belonged to the Buyer upon the Effective Date.

4.4.	Upon the OS Transfer Date, Seller shall destroy any and all softcopies, hardcopies, source codes and any other information it posses with relation to the OS, including all customization and documentation work that has been done, except for those that are required for the execution of the Permitted Support under Clause 8 below.

4.5.	For avoidance of doubt, commencing the date hereof and provided that this Agreement has not been terminated by the Buyer, Seller shall not; (i) declare, present or cause any Third Party to think and/or believe that the OS belongs to the Seller; and/or (ii) market, sale, promote distribute, license and/or support the OS, except for the Permitted Support under Clause 8 below.

5.	Consideration, Payment Terms and Payment Method:

5.1.	Consideration:

5.1.1.	In consideration for the OS and all other covenants made under this Agreement, Buyer shall, issue to the Seller an aggregate number of thirty thousand (30,000) OTI Shares (“Consideration”).

5.1.2.	Seller hereby accepts the Consideration and finds it to be reasonable and fair.

5.2.	Restrictions on the OTI Shares;

5.2.1.	It is hereby clarified and agreed that at the date hereof, none of the OTI Shares issued to the Seller have been registered pursuant to the United States Securities Act of 1933 (the “Securities Act”) and that such OTI Shares may not be sold, transferred or otherwise disposed of unless registered pursuant to the Securities Act (and, where required, under the laws of one or more other jurisdictions), except in accordance with an applicable exemption from registration that is available.

5.2.2.	Seller acknowledges and agrees that all certificates representing any of the OTI Shares deposited with the Seller, under this Agreement, may bear, and may be subject to, the restrictive legend, reading as follows: “The shares represented by this certificate have not been registered under the United States Securities Act of 1933 (the “Securities Act”) and may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement with respect to such shares, filed and made effective under the Securities Act, or an opinion of counsel satisfactory to OTI is obtained to the effect that registration under the Securities Act is not required.”

5.2.3.	Seller undertakes not to engage in hedging transactions in the United States of America with regard to OTI Shares unless in compliance with the Securities Act.

5.2.4.	Seller acknowledges and undertakes that the sale by it, or by any other trustee it shall appoint to execute the sale of the OTI Shares, shall be done strictly in accordance with OTI’s Insider Trading policy attached hereto as Annex D, to the extent applicable to it.

5.2.5.	Whenever applicable under the provisions of Article 5.3.2 below, Seller shall verify that the sale of any of the OTI Shares in a free market action at the NASDAQ stock exchange shall not exceed the amount of 5,000 OTI Shares per trading week.

5.3.	Registration of the OTI Shares:

5.3.1.	Buyer hereby undertakes towards the Seller to use its best efforts to complete, until 15 June 2007, the necessary actions required to register the OTI Shares issued to Seller with pursuant to the Securities Act and make the OTI Shares tradable on the NASDAQ stock exchange, all in accordance with and subject to the Securities Act.

5.3.2.	As soon as practically possible, Buyer hereby undertakes to deliver to Seller the notice confirming that the OTI Shares have become tradable on NASDAQ (the “Notice of Tradability”). The Notice of Tradability shall be issued by a professional broker admitted to practice in a jurisdiction in which the Notice of Tradability is issued. Alternatively, Buyer may deliver the Seller the Notice of Tradability issued by its Company Secretary together with an opinion of a counsel satisfactory to Buyer’s opinion.

5.4.	Taxes and Waiver;

5.4.1.	Seller hereby confirms that he shall be solely responsible and liable for any taxes arising out of or in connection with the sale of the OTI Shares. Seller hereby declares that he will make sure that the sale of the OTI Shares, are performed strictly in accordance with and under the terms and conditions of the Buyer’s Insider Trading Policy, as available from time to time.

5.4.2.	Seller hereby irrevocably waives, relinquishes and releases Buyer from any and all claims, rights, demands or causes of action asserted or non-asserted which Seller a may have had, now has or hereafter may have against Buyer, its directors, officers, employees, agents and/or consultants, in connection with the issuing and/or sale of the OTI Shares, including without limitation, any fluctuations in the OTI Share price.

6.	Representations & Warranties;

6.1.	In addition to Seller’s declarations, obligations and undertakings mentioned in this Agreement, Seller hereby declares and undertakes toward the Buyer that;

6.1.1.	It has all requisite power, authority and all necessary approvals required to sign and perform this Agreement; and

6.1.2.	It shall timely and adequately perform all its obligations and undertakings under this Agreement; and

6.1.3.	Until the Effective Date, the title, interest and ownership rights to and in the OS shall belong solely to the Seller; and

6.1.4.	It has no binding agreement with any Third Party which may hinder or affect in any way the sale of the OS to the Buyer under this Agreement; and

6.1.5.	The OS does not infringe and/or violates any Third Parties’ rights and/or patents and the Seller has not received any written or oral communications alleging that Seller or any of its representatives, has violated or infringed any intellectual property right of any nature whatsoever of any Third Party; and to its knowledge and after reasonable inquiry, the Seller and each of its representatives have not violated or infringed and is not currently violating or infringing any such intellectual property right of any nature whatsoever of any Third Party; and

6.1.6.	No claims, whether written or otherwise, exists at the date hereof with respect to any matter relating to the OS, or to the Buyer as the OS owner, and there are no grounds for any future claims, which resulted in activities preformed prior to the date hereof, towards the OS or to the Buyer as the OS owner; and

6.2.	In addition to Buyer’s declarations, obligations and undertakings mentioned in this Agreement, Buyer hereby declares and undertakes towards the Seller that;

6.2.1.	It shall obtain from its Board of Directors all requisite power, authority and all necessary approvals required to sign and perform this Agreement; and

6.2.2.	It shall timely and adequately perform all its obligations and undertakings under this Agreement; and

6.2.3.	It has no binding agreement with any Third Party which may hinder or affect in any way the purchase of the OS from the Seller under this Agreement; and

7.	Non-Competition:

Apart from the Permitted Support allowed to the Seller under Clause 8 below and provided that this Agreement has not been terminated by the Buyer, Seller agrees and undertakes towards Buyer that commencing the Effective Date and for a period of three (3) years following the termination of this Agreement (provided that the Consideration shall be fully paid by the Buyer under the terms of this Agreement), it shall not, by itself or through its own account or in conjunction with or on behalf of or through any other Third Party whether in the capacity of a trustee, nominee, beneficiary or principal (as the case may be) carry on or be engaged, concerned or interested in any manner directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, service provider, employee or otherwise, in any business activity which; (i) develops, supports, sales, promotes the sale, distributes, instructs or manufactures competing or similar product(s) to the OS; and/or (ii) represents or agree to represent any Third Party in respect to any product competing or similar to the OS; and/or (iii) engages, in any other way, in activities which may directly or indirectly jeopardize or come into conflict with the Buyer’s activities of development, updating, upgrading, sale, promotion and/or distribution of the OS or similar products to the OS.

8.	Permitted Support:

8.1.	It is noted by the Buyer that at date hereof, Seller is obliged to FRI, and as a result, is engaged in the provision of certain support activities of the OS with respect to the following two (2) projects (the “Projects”);

8.1.1.	SinoPec refueling card; and

8.1.2.	People’s University identification card.

8.2.	It is agreed by the Buyer that the support, by the Seller, to the Projects, including development of updates and/or upgrades to maintain or reasonably expand the current state of the Projects (the “Permitted Support”) shall not be considered as a breach by the Seller of Clauses 6 and/or 7 above. For avoidance of doubt, any updates and/or upgrades of the OS which FRI or other Third Party may request from the Seller and which are for the purpose of expanding the Projects beyond a reasonable expansion and/or are beyond maintaining the current state of the Projects, shall be done, solely by the Buyer at the Buyer’s sole discretion (unless in events where the Buyer has permitted to the Seller, in writing and in advance, to perform such updates and/or upgrades). For this purpose, Seller shall transfer to the Buyer such requests as soon as those become available to it.

9.	Condition Precedent:

9.1	The Parties hereby agree and acknowledge that this Agreement will become in full force and effect upon Seller providing to the Buyer the Certification (as defines above).

9.2	Failure by Seller to provide to the Buyer the Certification within the period of thirty (30) days from the execution of this agreement, shall entitle the Buyer, at Buyer’s sole discretion, to terminate forthwith this Agreement. In such termination event, Seller hereby declares that it waives any and all claims it might have against Buyer concerning such termination.

10.	Indemnification;

10.1.	Seller agrees that, should it breach any of the representations, warranties and covenants set forth in this Agreement, it will indemnify and keep Buyer, its subsidiaries, directors, officers, employees and consultants fully indemnified against any and all losses, damages, costs and expenses arising out of or in connection with any claims, demands, actions, proceedings and liabilities that may be made against, suffered or incurred by the Buyer, its subsidiaries, directors, officers, employees and/or consultants in respect of any event or matter arising or accruing as a result of such breach.

10.2.	In addition, Sellers shall indemnify and keep Buyer, its subsidiaries, directors, officers employees and consultants fully indemnified against any and all losses, damages, costs and expenses arising out of or in connection with any claims, demands, actions, proceedings and liabilities that may be made against, suffered or incurred by the Buyer, its subsidiaries, directors, officers employees and/or consultants in respect of any event or matter relating to the OS, arising or accruing prior to the date hereof.

10.3.	This clause shall survive upon any termination of this Agreement.

11.	Validity and Termination:

11.1.	This Agreement shall be valid for four (4) years; provided however that the condition precedent has been fully met.

11.2.	Notwithstanding the aforesaid and unless extended in writing by the parties, this Agreement shall terminate in the following events;

(a)	Immediately and automatically, at the end of the four years period mentioned in Clause 10.1 above; or

(b)	Immediately and automatically, if a party is placed into liquidation, insolvency or other similar proceedings or a liquidator or receiver is appointed with respect to the other party or a substantial part of its assets or the other party makes any voluntary arrangement with its creditors.

(c)	Immediately and automatically, if Mr. Meng Jin ceases its employment or changes (directly or indirectly) its shareholding ratio with FDR (currently at 70%).

(d)	If a party commits a breach of its undertakings under this Agreement and fails to remedy such breach within 14 days after receipt of a written notice from the non defaulting party.

(e)	Notwithstanding anything to the contrary in this Agreement, termination of this agreement for any reason, shall not derogate from OTI’s title and ownership of the OS (provided that the Consideration shall be fully paid by the Buyer under the terms of this Agreement),

12.	Governing Law and Dispute Resolution;

12.1.	This Agreement shall be governed by the laws of Israel.

12.2.	In the event that a dispute, between the parties, arises out of or in connection with this Agreement, the parties shall endeavor, in good faith, to reach an amicable settlement of the dispute through friendly negotiations.

13.	Miscellaneous;

13.1.	At the date hereof, the parties shall sign a mutual non-disclosure agreement as attached in Annex C – “Mutual Non Disclosure Agreement”. The Non Disclosure Agreement will be an integral part of this Agreement and/or any other business engagement between the parties.

13.2.	The parties will keep the contents of this Agreement confidential. The parties may issue a joint announcement or press release on their cooperation. The content of the press release shall be mutually agreed by both parties prior to the announcement.

13.3.	This Agreement can only be amended by written agreement duly signed by both parties.

In witness hereof the parties have cause this Agreement to be executed:

For and On Behalf of the Seller	For and On Behalf of the Buyer

Beijing Feng Di Rui Information Technology Ltd By: /s/ Mr. Meng Jin —————————————— Mr. Meng Jin Title: CEO Date:	On Track Innovations Ltd. By: /s/ Mr. Oded Bashan —————————————— Mr. Oded Bashan Title: Chairman, President & CEO Date: